[Letterhead of Oppenheimer Wolff & Donnelly LLP]

Plaza VII
45 South Seventh Street, Suite 3300
Minneapolis, MN 55402-1609

612.607.7000
Fax 612.607.7100

July 10, 2000

Merrill Corporation
One Merrill Circle
St. Paul, Minnesota 55108

Re:  Registration Statement on Form S-1

Ladies and Gentlemen:

    We have acted as counsel to Merrill Corporation, a Minnesota corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-1 (the "Registration Statement") filed by the Company and its subsidiary guarantors named as additional registrants in the Registration Statement (the "Guarantors") with the Securities and Exchange Commission with respect to the registration by the Company and the Guarantors of the resale of up to $15,157,000 aggregate principal amount of the Company's 12% Series A Senior Subordinated Notes due 2009 (the "Notes") on behalf of the certain selling noteholders named therein (the "Selling Noteholders"), which Notes may be offered for resale by the Selling Noteholders from time to time as described in the Registration Statement.

    In acting as counsel for the Company and arriving at the opinion expressed below, we have examined and relied upon such records, documents and other instruments as in our judgment are necessary or appropriate in order to express the opinion hereinafter set forth and have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

    Based upon and subject to the foregoing, we are of the opinion that the Notes being registered for resale by the Selling Noteholders under the Registration Statement have been duly authorized, validly issued and are legally binding obligations of the Company, subject to (a) the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting the rights of creditors generally and (b) general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies), regardless of whether considered in a proceeding at law or in equity:

    We express no opinion herein other than as to the laws of the State of New York, State of Minnesota and the federal laws of the United States.

    We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement, to its use as part of the Registration Statement, and to the use of our name under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement.

    We are furnishing this opinion to the Company solely for its benefit in connection with the Registration Statement as described above. It is not to be used, circulated, quoted or otherwise referred to for any other purpose. Other than the Company, no one is entitled to rely on this opinion.

Very truly yours,
OPPENHEIMER WOLFF & DONNELLY LLP
/s/ Oppenheimer Wolff & Donnelly LLP